UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2007

Lpath, Inc.
(Exact name of registrant specified in charter)

Nevada	000-50344	16-1630142
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

6335 Ferris Square, Suite A, San Diego, CA  92121
(Address of principal executive offices)  (Zip Code)

(858) 678-0800
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 6, 2007, Lpath, Inc. (the “Company”) entered into a Securities Purchase Agreement (“Purchase Agreement”) with various accredited investors (the “Investors”) pursuant to which the Investors agreed to purchase from the Company an aggregate of 17.7 million shares of the Company’s Class A common stock (the “Shares”) and 6.2 million warrants exercisable to purchase the Company’s Class A common stock at an exercise price of $1.05 per share (the “Warrants’) for an aggregate purchase price of $16.8 million (the “Private Placement”). The net proceeds from the Private Placement will be used for general working capital and to pay off $100,000 in bridge loans made to the Company by its CEO and one of its directors. Pursuant to the Purchase Agreement, the Investors will have pre-emptive rights for any capital raising transaction by the Company with non-affiliate parties. These pre-emptive rights are exercisable during the two year period commencing on the effective date of a registration statement covering any of the Shares and Warrants (“Effective Date”). The Purchase Agreement also restricts the Company’s ability to issue its Class A common stock, warrants, options, convertible debt or similar securities from April 6, 2007 until 60 days after the Effective Date.

The Shares and Warrants sold in the Private Placement were purchased by accredited investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), and thus subject to an exemption from registration under Section 4(2) of the Securities Act as a transaction by the issuer not involving a public offering. Some of the Investors in the Private Placement included (i) the Company’s Chief Executive Officer and (ii) current stockholders of the Company (pursuant to the exercise of the pre-emptive rights granted to them by the Company in connection with their November 2005 investment in Lpath Therapeutics Inc. (a wholly-owned subsidiary of the Company)).

Investors in the Private Placement also entered into a Registration Rights Agreement with the Company pursuant to which the Investors have been granted certain registration rights with respect to the Shares and the Class A common stock underlying the Warrants.

The initial closing under the Purchase Agreement occurred on April 6, 2007 (the “Initial Closing”). At the Initial Closing, the Company received gross proceeds of $13.9 million from the Investors and issued 14.6 million Shares and 5.1 million Warrants. The remaining $2.9 million of the aggregate purchase price will be held in escrow until a second closing, which will occur promptly after the Company’s stockholder’s approve an increase in the (i) authorized Class A common stock to at least 100 million shares and (ii) number of shares covered by the Company’s 2005 stock option plan to the lesser of (A) 10.39 million or (B) 15% of the outstanding capital stock on a fully diluted basis. At the second closing, upon the release from escrow of the remaining $2.9 million of the aggregate purchase price, the Company will issue to the Investors 3.1 million Shares and 1.1 million Warrants.

The Company issued a press release regarding the Private Placement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Purchase Agreement, the form of Warrant and the Registration Rights Agreement will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007.

Item 3.02  Unregistered Sales of Equity Securities.

On April 6, 2007, the Company issued 14.6 million Shares and 5.1 million Warrants to the Investors in connection with the Initial Closing of the Private Placement pursuant to the Purchase Agreement. The disclosure regarding the issuance of these securities of the Company is set forth in Item 1.01 of this Current Report.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 6, 2007, in connection with the Initial Closing under the Purchase Agreement, Geoffrey Swortwood, a member of the Company’s Board of Directors (the “Board”), notified the Company of his decision to resign as a director of the Company effective immediately upon the Initial Closing. Mr. Geoffrey Swortwood did not have any disputes or disagreements with the Company, and he resigned voluntarily in connection with the Company’s obligation under the Purchase Agreement to appoint to the Board a candidate nominated by the lead Investor. The Company’s Board of Directors also appointed both Jeffrey Ferrell, the nominee of the lead Investor, and Roger Sabbadini, the Company’s founder, to two of the Company’s board vacancies. Additionally, in connection with the Initial Closing, and as required under the Purchase Agreement, the Company increased the size of the Board to six members.

Item 5.03  Amendments to Articles of Incorporation or By-Laws; Changes in Fiscal Year.

The Board adopted by unanimous written consent, dated April 6, 2007, a resolution that amended Article II, Section 11 of the Company’s bylaws (the “Amendment”) to permit actions to be taken by the written consent of the holders of a simple majority of the Company’s outstanding Class A common stock. The Board approved the Amendment in connection with the Purchase Agreement and in accordance with the authority granted under Article XII Section 1 and Article III Section 9 of the Company’s bylaws. The Amendment became effective upon the completion of the Initial Closing. A copy of the Amendment will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007.

Item 9.01  Financial Statements and Exhibits.

Exhibits

17.1    Resignation of Geoff Swortwood dated April 6, 2007.

99.1    Press release dated April 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lpath, Inc.

By: /s/ Scott Pancoast
Name: Scott Pancoast
Title: President and Chief Executive Officer
Dated: April 10, 2007

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